Exhibit 99.1

INmune Bio Announces First Patient Dosed in a Phase 1/2 Study of INKmune™ in Patients with Metastatic Castration-Resistant Prostate Cancer

Boca Raton, Florida, Jan. 02, 2024 (GLOBE NEWSWIRE) --  INmune Bio, Inc. (NASDAQ: INMB) (the “Company”), a clinical-stage immunology company focused on developing treatments that harness the patient’s innate immune system to fight  disease, dosed the first patient in the Phase I/II trial in men with metastatic castration-resistant prostate cancer (mCRPC) on December 27, 2023. INKmune™ is a biologic therapy given as out-patient therapy without the need for pre-medication or cytokine support.

“Results of immunotherapy trials for mCRPC have been disappointing,” said Professor Matt Rettig, Professor of Medicine and Urology, Medical Director of the Prostate Cancer Program at the David Geffen School of Medicine at UCLA and member of the Jonsson Comprehensive Cancer Center. “After many failures using T-cell focused immunotherapy approaches, targeting NK cells -- which are abundant in the prostate cancer tumor microenvironment -- is a promising and novel strategy. I am optimistic about the therapeutic potential of INKmune, an off-the-shelf innate immune therapy.”  Professor Rettig was deeply involved in the design of the clinical trial.  Dr. Rettig’s statements should not be construed as endorsement by the University of California.

CaRe PC is an open label Phase I/II trial that will test up to three doses of INKmune™ in men with mCRPC. INKmune™ is given as out-patient therapy via intravenous infusion three times in the first two weeks of treatment (days 1, 8 and 15). The patient is followed for six months with careful study of immunologic and anti-cancer responses to INKmune™ treatment. Immune responses include changes in numbers of tumor killing memory-like NK cells in the patient’s blood and how long these specialized NK cells remain in the circulation. Anti-tumor responses will be monitored by following the level of prostatic surface antigen (PSA) in the blood, as well as using Artificial Intelligence (AI) to quantify the number and size of metastatic lesions using piflufolastat F 18 - a PSMA (prostate-specific membrane antigen) imaging agent developed by Lantheus, and by measuring circulating tumor DNA (ctDNA) in the blood. As many as 30 patients will receive one of three levels of dose of INKmune™ (low, medium, high).

“There are two key elements for successful immunotherapy. There must be immune cells in the tumor and the drug must convert those immune cells into cancer killing cells,” said Prof. Mark Lowdell Ph.D., CSO of INmune Bio and inventor of INKmune™. “Prostate cancer has many resting NK cells, and we believe INKmune will convert those resting NK cells into memory-like NK cells that can attack the tumor.”

The study uses a novel modified Bayesian design. The sequential Phase I dose escalation portion will be followed by a Phase II trial that will simultaneously enroll patients in all dosing cohorts. Once the Phase I portion is complete, the doses that are safe will be tested simultaneously in the Phase II portion of the trial. Up to 10 patients will be enrolled at each dose level. There are two primary goals of the trial. The first is to demonstrate the safety of INKmune™ in the patient population (men with mCRPC). The second is to determine which dose of INKmune™ should be used in a blinded, randomized registration trial. Determining the best dose of INKmune™ to use in future clinical trials will depend on a combination of immunologic and anti-tumor responses seen in the men treated with INKmune™ therapy.

About INKmune™

INKmune is an NK cell targeted therapy that is not an NK cell. INKmune™ designed to improve the function of the patient’s own NK cells. INKmune™ is a patented, pharmaceutical-grade, replication-incompetent human tumor cell line which conjugates to resting NK cells and delivers multiple, essential priming signals, akin to treatment with at least three cytokines in combination. INKmune™ is stable at -80oC and is delivered by a simple IV infusion. The INKmune:NK interaction ligates multiple activating and co-stimulatory molecules on the NK cell and enhances its avidity of binding to tumor cells; notably those resistant to normal NK-mediated lysis. Tumor-primed NK (TpNK) cells can lyse a wide variety of NK-resistant tumors including leukemias, lymphomas, myeloma and solid tumors including prostate, renal cell, ovarian, nasopharyngeal, lung and breast cancer. INKmune therapy does not require any type of conditioning, pre-medication or cytokine support.

About INmune Bio, Inc.

INmune Bio Inc. is a publicly traded (NASDAQ: INMB), clinical-stage biotechnology company focused on developing treatments that target the innate immune system to fight disease. INmune Bio has two product platforms that are both in clinical trials: The Dominant-Negative Tumor Necrosis Factor (DN-TNF) product platform utilizes dominant-negative technology to selectively neutralize soluble TNF, a key driver of innate immune dysfunction and a mechanistic driver of many diseases. DN-TNF product candidates are in clinical trials to determine if they can treat cancer (INB03™), Early Alzheimer’s disease, and treatment-resistant depression (XPro™). The Natural Killer Cell Priming Platform includes INKmune™ developed to prime a patient’s NK cells to eliminate minimal residual disease in patients with cancer. INmune Bio’s product platforms utilize a precision medicine approach for the treatment of a wide variety of hematologic and solid tumor malignancies, and chronic inflammation. To learn more, please visit www.inmunebio.com.

Forward Looking Statements

Clinical trials are in early stages and there is no assurance that any specific outcome will be achieved. Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. INB03™, XPro1595 (XPro™), and INKmune™ are still in clinical trials or preparing to start clinical trials and have not been approved by the US Food and Drug Administration (FDA) or any regulatory body and there cannot be any assurance that they will be approved by the FDA or any regulatory body or that any specific results will be achieved. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to produce more drug for clinical trials; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

INmune Bio Contact:

David Moss, CFO (858) 964-3720
info@inmunebio.com

Investor Contact:

Jason Nelson
Core IR
(516) 842-9614 x-823